Exhibit 99.1

PRELIMINARY OFFERING MEMORANDUM EXCERPTS

This exhibit shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Consent Solicitation

Concurrently with the commencement of this offering, the Co-Issuers are commencing a consent solicitation (the “Consent Solicitation”) to solicit consents from the holders of the Existing Notes as of the record date of April 27, 2012 (excluding EVERTEC or any person directly or indirectly controlling or controlled by or under direct or indirect common control with EVERTEC, including Apollo and Popular) to amend the limitation on restricted payments covenant in the Indenture in order to allow additional dividend or distribution payments by EVERTEC to holders of its equity interests in an aggregate amount not to exceed $270 million (the “Proposed Amendment”). In order to effect the Proposed Amendment, the Co-Issuers must obtain the consent of at least a majority in aggregate principal amount of the outstanding Existing Notes, excluding for such purposes any Existing Notes owned by EVERTEC or any person directly or indirectly controlling or controlled by or under direct or indirect common control with EVERTEC (including Apollo and Popular) (the “Requisite Consents”). In connection with the Consent Solicitation, the Co-Issuers have offered to pay an aggregate cash payment equal to $10.00 per $1,000 principal amount of Existing Notes (the “Consent Fee”) for consents to the Proposed Amendment validly delivered and not revoked on or prior to the expiration date for the Consent Solicitation. The Consent Solicitation is scheduled to expire at 5:00 pm, New York City time on May 4, 2012, unless extended by the Co-Issuers. As of April 27, 2012, we have been advised by Popular that it holds approximately $35.0 million of the Existing Notes. Holders of the notes offered hereby will not be eligible to participate in the Consent Solicitation, but the terms of the notes will reflect the Proposed Amendment approved thereby. We have been advised by a holder of approximately $50.0 million aggregate principal amount of the Existing Notes that such holder intends to consent to the Proposed Amendment. There can be no assurance that we will be successful in obtaining the Requisite Consents. See “—The Transactions” and “Risk Factors—In the event that the Escrow Conditions are not satisfied or waived by us on or prior to May 18, 2012, the notes will be subject to special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.”

If the Co-Issuers receive the Requisite Consents, the Co-Issuers and Wilmington Trust, National Association, as trustee (the “Trustee”), will enter into a supplemental indenture to the Indenture (the “Supplemental Indenture”) to effect the Proposed Amendment. The Supplemental Indenture will become operative upon payment of the Consent Fee to all eligible consenting holders of the Existing Notes and the Proposed Amendment will be binding on all holders of the Existing Notes and the notes offered hereby at such time.

Credit Agreement Transactions

Concurrently with the commencement of this offering, we are seeking commitments (the “Commitments”) to borrow an incremental term loan B of up to $170 million (the “Incremental Term Loan”). In addition, we are also seeking amendments (the “Amendments”) to our senior secured credit facilities to allow, among other things, a restricted payment in an amount not to exceed $270 million and certain adjustments to our financial covenant (collectively, with the Commitments, the “Credit Agreement Amendment”). There can be no assurance that we will be successful in obtaining the Commitments or the Amendments or new term loans on reasonably acceptable terms, or at all. See “—The Transactions” and “Risk Factors—In the event that the Escrow Conditions are not satisfied or waived by us on or prior to May 18, 2012, the notes will be subject to special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.” The transactions described in this section are collectively referred to in this offering memorandum as the “Credit Agreement Transactions.” See “Description of Other Indebtedness—Senior Secured Facilities.”

Recent Operating Results

We have not yet finalized our financial statement close process for the quarter ended March 31, 2012. In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary operating results set forth below. As a result, our financial results could be different from those set forth below and those differences could be material. Our consolidated financial statements for the three months ended March 31, 2012 will not be available until after this offering is completed, and consequently, will not be available to you prior to investing in the notes.

The preliminary financial data included in this offering memorandum has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Based on our preliminary results, we currently expect to report consolidated revenues and Adjusted EBITDA of $81.5 million and $37.6 million, respectively, for the three months ended March 31, 2012. The increase in consolidated revenues of 7.5% as compared to the three months ended March 31, 2011 was primarily driven by an increase in volume in each of our reportable segments. The increase in Adjusted EBITDA of 11.5% as compared to the three months ended March 31, 2011 is mostly due to an increase in revenues and the inherent operating leverage in our business.

The table below sets forth a reconciliation of our expected net income to our expected Adjusted EBITDA for the three and twelve months ended March 31, 2012 and the three months ended March 31, 2011. For a discussion of Adjusted EBITDA including a discussion of the adjustments set forth below, see footnote (6) to the table included in “Summary Historical Consolidated and Combined and Unaudited Pro Forma Consolidated Financial Data —Summary Historical Consolidated and Combined Financial Data.” Our final operating results may differ materially from the amounts reflected in the table below.

	Three Months Ended		Twelve Months Ended
(Dollar amounts in thousands)	March 31, 2012	March 31, 2011	March 31, 2012
Net income	$3,001	$23,871	$7,134
Income tax expense (benefit) (1)	653	(29,146)	(3,254)
Interest expense, net	11,059	13,808	47,447
Depreciation and amortization	17,922	17,372	70,441

EBITDA	32,635	25,905	121,767

Stand-alone costs	640	247	2,963
Equity income	(66)	—	568
Compensation and benefits	2,507	101	18,376
Pro forma VRP benefits	—	1,583	3,169
Transaction fees, refinancing costs and others	1,257	4,184	5,088
Management fees	745	624	2,653
Purchase accounting	(143)	1,048	(1,583)

Adjusted EBITDA	$37,575	$33,692	$153,000

Cash (2)	$80,358	$60,188
Total Debt (3)	$524,367	$558,878

(1)	For the three months ended March 31, 2011, reflects the reduction in the marginal corporate income tax rate from 39% to 30%, as a result of the tax reform enacted in Puerto Rico on January 31, 2011, which change in tax rates caused a reduction in the Company’s deferred tax liability and tax expense.
(2)	Based on our preliminary financial results, at March 31, 2012, we estimate that after giving effect to the Transactions, we would have had cash of approximately $20.0 million.
(3)	As of March 31, 2012 and 2011, our estimated unpaid principal balance is $532.5 million and $ 573.2 million, respectively.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately $              million after deducting discounts to the initial purchasers. We intend to use the net proceeds from this offering, together with the proceeds from the Credit Agreement Transactions and available cash on hand, to pay a cash dividend to our direct parent company, Carib Holdings, LLC (which in turn will ultimately be paid as a cash dividend to the stockholders of our indirect parent company, Carib Inc.). We refer in this offering memorandum to the cash dividend as the “special dividend.”

The gross proceeds of this offering will be placed in escrow. If the Escrow Conditions are not satisfied or waived on or prior to May 18, 2012 (or such earlier date as we determine in our sole discretion that the Escrow Conditions cannot be satisfied and will not be waived or if the escrow agreement related thereto is terminated at any time prior thereto), the notes will be subject to a special mandatory redemption. The special mandatory redemption price is 100% of the gross proceeds of the notes offered hereby (which includes interest from April 1, 2012 to, but not including, the closing date of this offering). In such event, interest on the notes will not be paid for the period from the closing date of this offering to the special mandatory redemption date. Upon delivery to the escrow agent of an officer’s certificate stating, among other things, that prior to or concurrently with the release of funds from escrow to us the Escrow Conditions have been satisfied or waived, the escrowed funds will be released to us to fund the special dividend. Pending application of the proceeds and release from escrow, the proceeds will remain in cash.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2011:

(1)	On an actual basis, and

(2)	On a pro forma basis after giving effect to the Transactions.

You should read this table in conjunction with “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference in this offering memorandum, as well as the sections “Summary—Summary Historical Consolidated and Combined and Unaudited Pro Forma Consolidated Financial Data” and “Use of Proceeds” included in this offering memorandum.

	00000000	00000000
	Actual	Pro Forma
		(unaudited)
	(in thousands)
Debt:
Senior secured credit facilities
Senior secured revolving credit facility (1)	$—	$—
Senior secured term loan facility (2)	325,023	495,023
Existing Notes	210,500	210,500

Notes offered hereby (2)	—	40,000

Total debt, including current portion	535,523	745,523
Total equity	353,055	180,694

Total capitalization	$888,578	$926,217

(1)	We expect our revolving credit facility to be undrawn, although we are permitted to draw up to $50.0 million (plus any working capital adjustments). See “Description of Other Indebtedness—Senior Secured Credit Facilities.”
(2)	Does not give effect to original issue discount or premium.

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